Exhibit 99.7



                           IOWA FIRST BANCSHARES CORP.
            Charter of the Human Resource and Compensation Committee
                            of the Board of Directors


I. Purpose

The Human Resource and Compensation Committee shall:

o Assist the Board of Directors in discharging its responsibility to the shareholders with respect to the Company's compensation programs, with emphasis on compensation of the Company's executives; and

o Produce an annual report of the Human Resource and Compensation Committee on executive compensation for inclusion in the Company's annual proxy statement, in accordance with applicable rules and regulations.

II. Structure and Operations

Composition and Qualifications

The Compensation Committee shall be comprised of three or more directors as determined by the Board (upon the recommendation of the Nominating and Corporate Governance Committee), each of whom is determined by the Board to be an "independent" director in accordance with the Corporate Governance Guidelines. Additionally, no director may serve on the Human Resource and Compensation Committee unless he or she satisfies the requirements of an "outside director."

III. Meetings

The Human Resource and Compensation Committee shall ordinarily meet at least one time annually, or more frequently as circumstances dictate. Any member of the Human Resource and Compensation Committee may call meetings of the Human Resource and Compensation Committee. The Human Resource and Compensation Committee may meet without any senior officers present, and in all cases such officers shall not be present at the portion of meetings at which their performance or compensation is being discussed or determined.

IV. Responsibilities and Duties

The following functions shall be common recurring activities of the Human Resource and Compensation Committee in carrying out its purpose set forth in
Section I of this Charter. These functions should serve as a guide with the understanding that the Human Resource and Compensation Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Human Resource and Compensation Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time related to the purpose of the Human Resource and Compensation Committee set forth in Section I of this Charter.

The Human Resource and Compensation Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern within its stated purpose that the Human Resource and Compensation Committee deems appropriate or necessary and shall have the sole authority to retain and terminate outside counsel or other experts for this purpose, including the authority to approve the fees payable to such counsel or experts and any other terms of retention.

To fulfill its responsibilities and duties, the Human Resource and Compensation Committee shall:

Compensation for Executive Officers and Potential Conflicts

(1) Establish and review the overall executive compensation philosophy of the Company.

(2) Review and approve Company goals and objectives relevant to CEO and other executive officers' compensation, including annual performance objectives.

(3) Evaluate the performance of the CEO and other executive officers in light of established goals and objectives and, based on such evaluation, review and approve the annual salary, bonus, deferred compensation and other benefits, direct and indirect, of the CEO and other executive officers.

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(4)  In connection with executive compensation plans:

     (i) Review and recommend to the full Board, or approve as appropriate, new executive compensation plans and any changes to or modifications of existing executive compensation plans;

     (ii)   Review on a periodic basis the operations of the Company's executive
            compensation   programs  to  determine  whether  they  are  properly
            coordinated and achieving their intended purposes;

     (iii) Take steps to modify any executive compensation program that, upon analysis, is determined to yield compensation or benefits that are not reasonably related to executive and corporate performance.

(5) Review and make recommendations to the Board, or approve, as appropriate, any contracts or other transactions with current or former executive officers of the Company and any non-independent director, including consulting arrangements, employment contracts, severance or termination arrangements.

(6) Consider questions of independence and requests of current and former officers to engage in activities with other companies.

Monitoring Incentive, Equity-Based and other Compensation Plans and Programs

(7) Perform duties delegated to it by the Board under various executive compensation plans.

(8) Review and make recommendations to the full Board, or approve, as appropriate, all awards of stock, stock options and other incentive compensation awards and other compensation to executive officers.

(9) Monitor compliance by executives with the terms and conditions of the Company's executive compensation plans.

(10) Select, retain, terminate and/or replace, as needed, compensation and benefits consultants and other outside experts to provide independent advice to the Human Resource and Compensation Committee. In that connection, in the event the Human Resource and Compensation Committee retains a compensation consultant or other expert, or if the Company should retain a compensation consultant or other expert to assist in the evaluation of CEO or senior executive compensation, the Human Resource and Compensation Committee shall have authority to approve such consultant's or expert's fees and other retention terms.

Reports

(11) Prepare an annual  report on executive  compensation  for  inclusion in the
     Company's  proxy  statement,   in  accordance  with  applicable  rules  and
     regulations.

(12) Report regularly to the Board (i) following meetings of the Human Resource and Compensation Committee, (ii) with respect to such other matters as are relevant to the Human Resource and Compensation Committee's discharge of its responsibilities and (iii) with respect to such recommendations as the Human Resource and Compensation Committee may deem appropriate. The report to the Board may take the form of an oral report by the Chair or any other member of the Human Resource and Compensation Committee designated by the Human Resource and Compensation Committee to make such report.

(13) Maintain minutes and other records of meetings and activities of the Human Resource and Compensation Committee.

V. Annual Performance Evaluation

The Human Resource and Compensation Committee shall perform a review and evaluation, at least annually, of the performance of the Human Resource and Compensation Committee and its members, including a review of adherence of the Human Resource and Compensation Committee to this Charter. In addition, the Human Resource and Compensation Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Nominating and Corporate Governance Committee any improvements to this Charter that the Human Resource and Compensation Committee considers necessary or appropriate. The Human Resource and Compensation Committee shall conduct such evaluation and reviews in such manner as it deems appropriate.

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